Ex-99.e.1.ii

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

March 28, 2008

Delaware Group Equity Funds V
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of the series of Delaware Group Equity Funds V (each a “Fund”), the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees for each Fund’s Class A and Class R shares, so that each Fund’s Rule 12b-1 (distribution) fees with respect to its Class A and Class R shares will not exceed 0.25% and 0.50%, respectively, for the period April 1, 2008 through March 31, 2009.

     The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/ Theodore K. Smith
	Name:	Theodore K. Smith
	Title:	Executive Vice President
	Date:	March 28, 2008

Your signature below acknowledges acceptance of this Agreement:

Delaware Group Equity Funds V

By:	/s/ Michael J. Hogan
	Name:	Michael J. Hogan
	Title:	Executive Vice President
	Date:	March 28, 2008